US Geothermal Inc.

TRADING SYMBOL: TSX-V: GTH	May 9, 2005

US GEOTHERMAL SIGNS TWO NEW 10 MEGAWATT POWER
SALES AGREEMENTS
30 MEGAWATTS NOW UNDER CONTRACT AT RAFT RIVER

BOISE, Idaho, May 9, 2005 (TSX V: GTH) U.S. Geothermal Inc., a renewable energy development company focused on geothermal energy, announced today that on May 5, 2005, it entered into two additional 10 megawatt (“MW”) Power Sales Agreements (“PSA’s”) with Idaho Power Company for the electrical output from the projected second phase of the Raft River Geothermal Power Project. The phase two power plants are scheduled to begin power generation in December 2008. Under terms of the PSA’s, US Geothermal will receive payments for power generated under a price schedule that starts at $53.90 per MW and increases 2.3 % annually to a maximum of $85.04 per MW over the 20-year term of the contract.

“With 30 Megawatts of power generation under long term contract, we are making decisive progress in the planned development of the Raft River geothermal reservoir,” said Daniel Kunz, President & CEO of U.S. Geothermal Inc.

The 20-year PSA’s are regulated by the Idaho Public Utilities Commission (“IPUC”) which provides published electric power prices for the monthly average output of 10 MW of electric power. The PSA’s will be submitted to the IPUC for final approval, which is expected to take 30-45 days. The published rates are established for electric power only. U.S. Geothermal retains ownership of any renewable energy credits (“Green Tags” and “Carbon Credits”), and intends to market them separately, which could significantly enhance the profitability of the project.

About US Geothermal:

US Geothermal is a renewable energy development company that is developing a geothermal power project at Raft River, Idaho. The Company possesses three Power Sales Agreements with the Idaho Power Company for the production of 30 MW of electricity at Raft River. Construction of the phase one power plant is planned to begin in 2005 with power production in 2006. Based on a report prepared by Company’s independent consultant, GeothermEx Inc., of Richmond California, the Company believes that Raft River’s energy reservoir is scalable to produce an estimated 90 MW of power from 6.5 square miles (16.8 square kilometres) of lands owned or leased by the Company. Adjacent to the existing electrical transmission grid and surrounded by modern infrastructure, Raft River is ideally located to make an important contribution to the power needs of the rapidly growing Pacific Northwest for decades to come.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon or Mike Dake, Investor Relations	Andreas Curkovic
Tel: 604-484-3031	The Equicom Group
Fax: 604-688-9895	Tel: 416-815-0700 ext. 262
saf@usgeothermal.com	Fax: 416-815-0080
mdake@usgeothermal.com	acurkovic@equicomgroup.com

Doug Glaspey, COO
Tel: 208-424-1027
Fax: 208-424-1030
dglaspey@usgeothermal.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the construction of the power plants, the viability of the geothermal resource and the availability of marketable tax benefits. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that financing will not be available for construction of the power plants, construction will not be completed on schedule, the revenues generated under the PSA’s will not prove sufficient, the geothermal resource will not be as large as estimated, and tax attributes will not be available or, if available, will not generate significant revenues, among others. Readers are cautioned to review the risk factors identified by the Company in its filings with Canadian and US securities agencies.

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.